539 South Main Street
Findlay, OH 45840-3229
Tel: 419.421.2528
Fax: 419.421.4252

Rodney P. Nichols
Senior Vice President
Human Resources and Administrative Services

October 6, 2015

VIA ELECTRONIC MAIL DELIVERY

Ms. Paula L. Rosson

Re: Retention Benefits
Dear Ms. Rosson:

As you know, on July 11, 2015, MarkWest Energy Partners, L.P. (“MarkWest”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Marathon Petroleum Corporation, the ultimate parent of MPLX GP, and Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will be merged with and into MarkWest and MarkWest will continue as the surviving entity and will be a wholly owned subsidiary of MPLX (the “Merger”).

You and MarkWest Hydrocarbon, Inc., a subsidiary of MarkWest, are parties to that certain Employment Agreement dated effective January 1, 2015 (the “Prior Agreement”). If consummated, the Merger would constitute a “Change of Control” (as such term is defined in the Prior Agreement), and you would be entitled to the lump-sum cash severance benefits described in Section 5(a) of the Prior Agreement upon certain terminations of employment, including a qualifying voluntary termination by you under Section 5(e)(ii) of the Prior Agreement within twelve months of a Change of Control.
Following the closing of the Merger, it is our intent that you would become employed by a subsidiary or Affiliate (as defined below) of Marathon Petroleum Corporation (the employing entity is hereinafter referred to as “Marathon”), but you would continue to provide services to MarkWest and certain related entities. We consider your continued service to Marathon, and its subsidiaries and Affiliates, important to Marathon’s and MPLX’s success. To encourage you to remain employed with Marathon and to continue to provide services to Marathon and its subsidiaries and Affiliates, we are pleased to offer you certain retention benefits, as outlined below.
As a practice, Marathon does not have employment agreements with any of its employees. With that practice in mind, Marathon will not be renewing the Prior Agreement with the intent that it will expire on January 1, 2016. However, as an incentive for you to continue your employment in your current position with the combined company, we want to offer you a retention arrangement that,

Ms. Paula L. Rosson
October 6, 2015

if the Merger closes, provides a Replacement Benefit Award which is intended to represent the amount under your Prior Agreement’s lump sum cash severance benefit, but would be paid upon your “separation from service” (as defined below) not for Cause from Marathon. In addition, we are pleased to offer you a separate Retention Award in the form of a MPLX phantom unit grant. Such retention benefits are described in more detail below. Please note that the retention benefits offered hereunder are in addition to the regular compensation that you will receive as an employee of Marathon, the employee benefit arrangements in which you will be entitled to participate as an employee of Marathon, and your 2015 STI cash bonus which is to be paid to continuing employees within the first two weeks of calendar year 2016.
Retention Benefits
As soon as administratively feasible after the closing of the Merger (“Closing Date”), but in no event later than the 1st day of the month coincident with or next following the Closing Date, you will be granted an award cumulatively valued in the amount of $990,919 as of the actual grant date. The award shall be divided into two separate grants, a Replacement Benefit Award and a Retention Award, as set forth below.

A.	REPLACEMENT BENEFIT AWARD

In exchange for the termination of the Prior Agreement, we are offering you a replacement benefit award as described in this Paragraph A (“Replacement Benefit Award”). The Replacement Benefit Award will be in the amount of $601,719 and will be paid part in cash (the “Cash Portion”) and part in phantom partnership units of MPLX LP (the “Equity Portion”).

1.
The Cash Portion of the Replacement Benefit Award shall be equal to the sum of (i) the employee portion of the Federal Insurance Contribution Act (“FICA”) taxes that are due and required to be withheld upon grant of the Replacement Benefit Award (“FICA Amount”) plus (ii) all income tax withholdings due as a result of the taxable nature of the payment of the FICA Amount (it being understood that the amounts in this subsection (ii) must be calculated iteratively to account for the circular nature of the income tax withholding obligations related to the payment of the FICA Amount and the related income tax withholdings). The Cash Portion shall be timely remitted directly to the relevant taxing authorities.

Ms. Paula L. Rosson
October 6, 2015

2.
The Equity Portion shall be the excess of (1) the Replacement Benefit Award, over (ii) the Cash Portion. The Equity Portion shall consist of phantom partnership units of MPLX LP valued as of the actual grant date. As will be provided in the award agreement, your phantom partnership units and accrued DERS/distributions under the Replacement Benefit Award will vest and become fully payable upon your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations and guidance thereunder (collectively, “Section 409A”)) from the applicable Code Section 409A “service recipient” with respect to the Replacement Benefit Award (as defined in Treasury Regulations 1.409A-1(h)(3)) for any reason and at any time, except if your separation from service is due to the termination of your employment for Cause (as defined in Section 4(b) of the Prior Agreement, except that the terms “Board,” “Company,” and “Partnership,” as used in Section 4(b) of the Prior Agreement shall mean Marathon). Except in the limited situations set forth in this Agreement, the Replacement Benefit Award will be paid to you within thirty (30) days after your separation from service. If your separation from service is due to termination of your employment for Cause, the Replacement Benefit Award under this Paragraph A shall be forfeited in its entirety. The phantom partnership units granted hereunder will be subject to the terms of the Replacement Benefit Award Agreement and the MPLX 2012 Incentive Compensation Plan. For purposes of this Paragraph A, a “separation from service” will be deemed to occur when you no longer provide substantial services to MarkWest and certain related entities. For the sake of clarity, you will not incur a “separation from service” for purposes of this Paragraph A when or if your employment with MarkWest Hydrocarbon, Inc. is transferred to Marathon or a subsidiary or an Affiliate of Marathon so long as you continue to provide sufficient services to MarkWest and certain related entities pursuant to Treasury Regulation 1.409A-1(h)(1)(ii).

B.	RETENTION AWARD

In recognition of your continued service with Marathon and its subsidiaries and Affiliates, we are offering you a retention award as described in this Paragraph B (“Retention Award”). First, you will be granted phantom partnership units of MPLX LP valued in an amount of 50% of your applicable base salary. Added to that will be a grant of additional phantom MPLX LP units in an amount of $250,200, which is intended to capture the amount of your 2016 target long-term incentive award, but is now being accelerated to a date at or near the closing of the Merger. This second portion will be in lieu of your 2016 long-term incentive award and you will not receive an additional long-term incentive award in calendar year 2016 since it has been included in the Retention Award as set forth above.

Ms. Paula L. Rosson
October 6, 2015

The total Retention Award will be in the amount of $389,200 as of the actual grant date, and will have a three-year pro-rata vesting schedule – i.e., one-third will vest on each of the first three anniversaries of the grant date, subject to your continued service with Marathon or any of its subsidiaries and Affiliates on the applicable vesting date. Notwithstanding the foregoing, the applicable award agreement will provide that the phantom partnership units contemplated under this Paragraph B shall become fully vested upon your separation from service as a result of the forced relocation of your principal place of employment to a location more than 50 miles from your then-current principal place of employment. The Retention Award is subject to the terms of your award agreement and the MPLX 2012 Incentive Compensation Plan. The grant of the phantom partnership units will be made as soon as administratively feasible after the closing of the Merger, but in no event later than the 1st day of the month coincident with or next following the Closing Date.

C.	MISCELLANEOUS

This letter agreement contains all of the understandings and representations between Marathon and you relating to the terms and conditions of your employment, retention benefits, and separation benefits. Your employment with Marathon will be “at will,” meaning that you may resign for any reason without any resulting liability to Marathon, and Marathon may terminate your employment for any reason, or no reason, with or without cause, without any resulting liability to you, except as expressly provided in this letter agreement. This letter agreement may not be amended or modified unless in writing and signed by Marathon and you. This letter agreement, for all purposes, will be construed in accordance with the laws of Ohio without regard to conflicts-of-law principles.

Marathon’s rights and obligations under this letter agreement are assignable from time to time to, and among, any of its Affiliates. As used in this letter agreement, “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such first entity, and specifically includes any entity that is under common control with Marathon Petroleum Corporation or MPLX LP. Marathon may also assign it rights and obligations under this letter agreement to any successor entity which acquires all or substantially all of the assets of Marathon, by merger or otherwise.

It is intended that the Replacement Benefit and Retention Awards not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this letter agreement are to be construed and administered in accordance with such intent. To the extent any such benefits could become subject to the additional tax under Section 409A, you and Marathon agree to cooperate and amend this letter agreement with the intent of giving you the economic benefits described herein in a manner that does not result in such additional tax being imposed. If you and Marathon are unable to agree on a mutually acceptable amendment, Marathon may, without your consent and in such manner as it deems appropriate or desirable, amend or modify

Ms. Paula L. Rosson
October 6, 2015

this letter agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A. Your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A. To the extent required by Section 409A, if you are required to execute a release of claims as a condition to receipt of any payments or benefits under this letter agreement, and the period during which you have to execute such release spans two calendar years, such payments and benefits shall be paid (or shall commence) in the second calendar year. If any payment, or portion thereof, must be delayed to comply with Section 409A because you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment, or the portion so delayed, will be made to you on the soonest date permissible without triggering the additional tax due under Section 409A.

Marathon makes no representations or warranties as to whether this letter agreement (or any prior agreements you had with MarkWest) comply with or are exempt from Section 409A. You are hereby advised to consult with your own personal tax, financial, or legal advisors regarding the tax consequences of this letter agreement. By signing this letter agreement, you acknowledge and agree that, with respect to issues of documentary compliance under Code Section 409A, (i) Marathon and its Affiliates have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties imposed under Section 409A on any person, (ii) Marathon and its Affiliates, and each of their employees and representatives shall not have any liability to you with respect thereto, and (iii) you will not make any claim against Marathon or its Affiliates or any of their employees and representatives, for any liabilities, including for any additional income taxes, interest or penalties, that you may incur hereunder.

You acknowledge and agree that the undertakings, covenants and agreements set forth in the “Confidential Information; Non-Competition and Non-Solicitation” section of the Prior Agreement shall survive and are incorporated by reference into this letter agreement. For this purpose, the “Term” shall mean your continued employment with Marathon and its Affiliates; the term “Company” shall mean Marathon and its Affiliates, as the case may be; and the term “MarkWest Parties” shall mean Marathon and its Affiliates.

This letter agreement will become effective upon receipt of a signed copy by Rodney P. Nichols within fourteen (14) days of your receipt of this letter, at 539 South Main Street, Findlay, OH 45840 or e-mail at rpnichols@marathonpetroleum.com. While this letter agreement may become effective earlier, the Replacement Benefit and Retention Awards are entirely contingent upon the consummation of the Merger in 2015. You will not be entitled to any benefits under this letter agreement, and this letter agreement will have no effect, if the Merger does not occur during such time period.

Ms. Paula L. Rosson
October 6, 2015

If you do not execute and return this letter agreement within fourteen (14) days of receipt of this letter, you are hereby notified that, contingent upon the closing of the Merger, the Prior Agreement will not be renewed and will be terminated effective as of January 1, 2016 or such date thereafter consistent with the terms of the Prior Agreement, and you will be entitled to the severance benefits under that agreement, but which will be paid to you when you incur any “separation from service” other than for Cause (as opposed to being limited to a voluntary termination by you within twelve months of the Change of Control). The non-renewal of the Prior Agreement will not result in your termination of employment, and instead you will remain employed by Marathon unless and until your employment is otherwise terminated by you or by Marathon after the Merger. However, you will not be entitled to any benefits under this letter agreement. Provided your employment is not otherwise terminated by you or Marathon, you will remain employed by Marathon upon the non-renewal of the Prior Agreement.

As only a limited number of employees will be offered these retention benefits, we request that you keep the contents of this letter agreement confidential.
The Replacement Benefit and Retention Awards are being offered in substitution of all severance benefits, including any COBRA subsidies, under the Prior Agreement (except (i) the accelerated vesting of equity awards under the Prior Agreement or under any MarkWest Hydrocarbon, Inc. or MarkWest Energy Partners, L. P. equity plan, and (ii) any rights to a 280G gross-up but solely with respect to such accelerated equity vesting and the Replacement Benefit Award). By executing this letter agreement you agree that, notwithstanding anything in the Prior Agreement to the contrary, except as provided in this letter agreement, the Prior Agreement (and the Term (as defined in the Prior Agreement) of the Prior Agreement) shall terminate, without penalty, upon the Closing Date, and from and after such date, neither you nor Marathon (or any of its subsidiaries or Affiliates) will have any rights or obligations under the Prior Agreement. Except as otherwise provided herein, this letter agreement supersedes the Prior Agreement in its entirety.
We look forward to your continued employment with us.
(signature page to follow)

Ms. Paula L. Rosson
October 6, 2015

Very truly yours, Marathon Petroleum Corporation and Its Affiliates
___/s/ Rodney P.Nichols____________________ By: Rodney P. Nichols, Senior. Vice President Human Resources and Administrative Services of Marathon Petroleum Corporation
Date: ___October 6, 2015_______________

Agreed to and accepted by:
__/s/ Paula L. Rosson__________ Paula L. Rosson
Date: ___October 19, 2015______